                                                                      EXHIBIT 2

================================================================================

                             DISTRIBUTION AGREEMENT

                                  by and among

                             GOODRICH CORPORATION,

                             ENPRO INDUSTRIES, INC.

                                      and

                             COLTEC INDUSTRIES INC

                                  dated as of
                                  May 31, 2002


================================================================================

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1         DEFINITIONS................................................................................    2

         Section 1.01      Definitions.......................................................................    2

ARTICLE 2         CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION; THE DISTRIBUTION..........................    9

         Section 2.01      Cooperation Prior to the Distribution.............................................    9

         Section 2.02      Board Actions....................................................................    11

         Section 2.03      Conditions Precedent.............................................................    11

         Section 2.04      The Aerospace Distribution.......................................................    12

         Section 2.05      The EnPro Contribution...........................................................    13

         Section 2.06      The Distribution.................................................................    13

         Section 2.07      Fractional Shares................................................................    13

ARTICLE 3         ACCESS TO INFORMATION.....................................................................    13

         Section 3.01      Provision of Corporate Records...................................................    13

         Section 3.02      Access to Information............................................................    14

         Section 3.03      Litigation Cooperation...........................................................    14

         Section 3.04      Reimbursement....................................................................    14

         Section 3.05      Treatment of Records.............................................................    15

         Section 3.06      Preservation of Privilege........................................................    15

         Section 3.07      Confidentiality..................................................................    15

         Section 3.08      Notice Preceding Compelled Disclosure............................................    16

ARTICLE 4         CERTAIN OTHER AGREEMENTS..................................................................    16

         Section 4.01      Post-Distribution Adjustments....................................................    16

         Section 4.02      Intercompany Accounts............................................................    20

         Section 4.03      Further Assurances and Consents..................................................    20

         Section 4.04      Payments.........................................................................    20

ARTICLE 5         INDEMNIFICATION...........................................................................    21

         Section 5.01      Exculpation and Indemnification by EnPro.........................................    21

         Section 5.02      Exculpation and Indemnification by Goodrich......................................    21

         Section 5.03      Third Party Claims; Notice and Payment of Claims.................................    22

         Section 5.04      Procedures for Defense of Third-Party Claims.....................................    23

         Section 5.05      Specific Indemnification Issues..................................................    24

ARTICLE 6         RELEASES..................................................................................    26

                               TABLE OF CONTENTS
                                  (continued)

         Section 6.01      Release of Pre-Distribution Claims...............................................    26

ARTICLE 7         DISPUTE RESOLUTION........................................................................    28

         Section 7.01      Application......................................................................    28

         Section 7.02      Initial Discussions..............................................................    28

         Section 7.03      Appeal to Higher Management......................................................    28

         Section 7.04      Mediation........................................................................    28

         Section 7.05      Jurisdiction.....................................................................    29

ARTICLE 8        MISCELLANEOUS..............................................................................    29

         Section 8.01      Notices..........................................................................    29

         Section 8.02      Interpretation...................................................................    30

         Section 8.03      Amendments; No Waivers...........................................................    30

         Section 8.04      Nonexclusive Remedies............................................................    31

         Section 8.05      Successors and Assigns...........................................................    31

         Section 8.06      Third-Party Beneficiaries........................................................    31

         Section 8.07      Governing Law....................................................................    31

         Section 8.08      Counterparts; Effectiveness......................................................    31

         Section 8.09      Entire Agreement.................................................................    31

         Section 8.10      Severability.....................................................................    31

         Section 8.11      Termination......................................................................    31

         Section 8.12      Survival.........................................................................    32

         Section 8.13      Expenses.........................................................................    32

                               TABLE OF CONTENTS
                                  (continued)

                                   SCHEDULES

Schedule 1.01       Contributed Subsidiaries
Schedule 1.02       EnPro Litigation
Schedule 1.03       Goodrich Litigation
Schedule 5.04(a)    Defense Procedure Exceptions
Schedule 8.13       Expense Exceptions

                                    ANNEXES

Annex A             Coltec/GPEC Plan of Reorganization
Annex B             Goodrich/EnPro Plan of Reorganization
Annex C             Contribution and Assumption of Liabilities Agreement (Coltec/DS, LLC)
Annex D             Contribution and Assumption of Liabilities Agreement (Coltec/GLG, LLC)
Annex E             Contribution and Assumption of Liabilities Agreement (Coltec/GPEC)
Annex F             Employee Matters Agreement
Annex G             Escrow Agreement
Annex H             Tax Matters Arrangements
Annex I             TIDES Indemnification Agreement
Annex J             Transition Services Agreement

                             DISTRIBUTION AGREEMENT

         Distribution Agreement, dated as of May 31, 2002 (this "AGREEMENT"), by and among Goodrich Corporation, a New York corporation ("GOODRICH"), EnPro Industries, Inc., a North Carolina corporation ("ENPRO") and Coltec Industries Inc, a Pennsylvania corporation ("COLTEC").

                                    RECITALS

         A. Coltec and GPEC have entered into an Agreement and Plan of Corporate Separation and Reorganization dated as of May 16, 2002 (the "COLTEC/GPEC PLAN OF REORGANIZATION") and attached hereto as Annex A.

         B. Goodrich and EnPro have entered into an Agreement and Plan of Corporate Separation and Reorganization dated as of May 20, 2002 (the "GOODRICH/ENPRO PLAN OF REORGANIZATION") and attached hereto as Annex B.

         C. The Board of Directors of Coltec, pursuant to the Coltec/GPEC Plan of Reorganization and after consultation with Coltec's management and financial and legal advisors, has determined that it is appropriate and in the best interests of Coltec and its sole shareholder to separate its aerospace segment from its engineered industrial products segment by effecting a (i) contribution of Coltec Aerospace to GPEC and its Subsidiaries (the "AEROSPACE RESTRUCTURING") and (ii) dividend of all of the GPEC Common Stock to Goodrich (the "AEROSPACE DISTRIBUTION") pursuant to the terms and subject to the conditions of this Agreement and the Aerospace Contribution Agreements.

         D. After the Aerospace Distribution Date and prior to the Distribution Time, Goodrich will contribute to EnPro (i) Coltec and its direct and indirect Subsidiaries, excluding Coltec Aerospace and (ii) a promissory note in the original aggregate principal amount of $201.9 million from Coltec to Goodrich in exchange for EnPro Common Stock in an amount equal to the difference of (x) the number of shares of EnPro Common Stock equal to one fifth of the number of shares of Goodrich Common Stock outstanding on the Record Date, including any fraction of a share of EnPro Common Stock, minus (y) 1,000 shares of EnPro Common Stock (the "ENPRO CONTRIBUTION") pursuant to the terms and subject to the conditions of this Agreement and the EnPro Contribution Agreement.

         E. The Board of Directors of Goodrich, pursuant to the Goodrich/EnPro Plan of Reorganization and after consultation with Goodrich's management and financial and legal advisors, has determined that it is appropriate and in the best interests of Goodrich and the Goodrich Shareholders to divest Goodrich's indirect ownership interest in the EnPro Business, through a pro rata distribution of all of the EnPro Common Stock to the Goodrich Shareholders (the "DISTRIBUTION") pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Agreements.

         F. The Aerospace Distribution and the Distribution are intended to qualify as tax-free transactions (except as to payment of cash in lieu of fractional shares) to Coltec,

Goodrich and their respective shareholders, as applicable, under Sections 361 and 355 of the Code.

         G. Goodrich, EnPro, Coltec and certain other of their respective Subsidiaries have entered into, or will enter into by the Distribution Date, the Transfer Documents, and have agreed to complete the transactions, and take or cause to be taken the other actions, contemplated by the Transfer Documents in order to complete the Aerospace Restructuring, the Aerospace Distribution, and the EnPro Contribution.

         H. Goodrich, EnPro and Coltec desire to set forth herein the matters relating to the relationship and the respective rights and obligations of the parties to one another following the Aerospace Distribution and the Distribution.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and undertakings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Goodrich, EnPro and Coltec hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

                  "Action" means any claim, suit, action, demand, order, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) asserted or brought by or before any arbitrator, mediator or Governmental Entity or similar Person or body.

                  "Aerospace Contribution Agreements" means the (i) Contribution and Assumption of Liabilities Agreement by and between Coltec and Delavan Spray, LLC, dated as of May 22, 2002, (ii) the Contribution and Assumption of Liabilities Agreement by and between Coltec and Goodrich Landing Gear, LLC, dated as of May 22, 2002, and (iii) the Contribution and Assumption of Liabilities Agreement by and between Coltec and GPEC, dated as of May 23, 2002, each attached hereto as Annex C, Annex D and Annex E, respectively, that will transfer Coltec Aerospace to GPEC and its Subsidiaries prior to the Aerospace Distribution Date.

                  "Aerospace Distribution" has the meaning set forth in the recitals.

                  "Aerospace Distribution Date" means May 29, 2002.

                  "Aerospace Restructuring" has the meaning set forth in the recitals.

                  "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the Exchange Act as of the date hereof; provided, however, that Goodrich and EnPro (in each case with the members of their respective Groups) shall not be deemed to be Affiliates of each other for purposes of this Agreement.

                  "Agreement" has the meaning set forth in the preamble.

                  "Ancillary Agreements" means all agreements, certificates, deeds, instruments, assignments and other written arrangements (other than this Agreement and the Transfer Documents) entered into between Goodrich and one or more members of the EnPro Group in connection with the Distribution, including the Employee Matters Agreement, the Tax Matters Arrangements, the TIDES Indemnification Agreement and the Transition Services Agreement.

                  "AP Excess" has the meaning set forth in Section 4.01(d)(iii).

                  "AP Option" has the meaning set forth in Section 4.01(d)(iii).

                  "Asbestos Payments" has the meaning set forth in Section 4.01(d)(i).

                  "Asbestos Payments Statement" has the meaning set forth in
Section 4.01(d)(i).

                  "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in Charlotte, North Carolina.

                  "Cash" has the meaning set forth in Section 4.01(a)(i).

                  "Cash Statement" has the meaning set forth in Section 4.01(a)(i).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including any successor language.

                  "Coltec" has the meaning set forth in the preamble.

                  "Coltec Aerospace" means the aerospace assets and Liabilities of Coltec and its Subsidiaries to be transferred pursuant to the Aerospace Contribution Agreements.

                  "Coltec/GPEC Plan of Reorganization" has the meaning set forth in the recitals.

                  "Coltec Insurance Block" has the meaning set forth in
Section 5.03(e).

                  "Coltec's Prior Accounting Practices and Policies" means accounting practices and policies consistent with those applied in the preparation of the December 31, 2001 consolidated balance sheet of Coltec and its subsidiaries and the consolidated statement of income for the fiscal year then ended, as contained in the Form 10.

                  "Commission" means the Securities and Exchange Commission.

                  "Contributed Subsidiaries" means all entities listed on
Schedule 1.01, which include (i) the direct or indirect Subsidiaries of EnPro,
(ii) those other entities in which, as of the Distribution Date, EnPro or any direct or indirect Subsidiary of EnPro owns a minority interest and (iii) all predecessors to those entities referenced in (i) and (ii) above.

                  "Corporate Records" has the meaning set forth in Section 3.01.

                  "Damages" means, with respect to any Person, any and all damages (including punitive and consequential damages if not otherwise expressly excluded), losses, Liabilities, fines, costs and expenses incurred or suffered by such Person (including all expenses of investigation, all reasonable attorneys' and expert witnesses' fees and all other costs, charges and out-of-pocket expenses incurred in connection with any Action or threatened Action).

                  "Distribution" has the meaning set forth in the recitals.

                  "Distribution Agent" means The Bank of New York.

                  "Distribution Date" means May 31, 2002.

                  "Distribution Time" means 11:59 p.m., Charlotte, North Carolina time, on the Distribution Date.

                  "EIP Businesses" has the meaning set forth in Section 4.01(b)(i).

                  "Employee Matters Agreement" means the Employee Matters Agreement entered into on the Distribution Date between Goodrich and EnPro, attached hereto as Annex F.

                  "EnPro" has the meaning set forth in the preamble.

                  "EnPro Business" means the businesses conducted by the EnPro Group at any time prior to or on the Distribution Date, including businesses that have been discontinued, sold, transferred or otherwise disposed of by a member of the EnPro Group, but in each case excluding the Goodrich Business and Coltec Aerospace.

                  "EnPro Common Stock" means the common stock, par value $0.01 per share, of EnPro.

                  "EnPro Contribution" has the meaning set forth in the recitals.

                  "EnPro Contribution Agreement" means the Contribution and Assumption of Liabilities Agreement, dated as of May 31, 2002 and effective as of 10:59 p.m. on the Distribution Date, by and between EnPro and Goodrich.

                  "EnPro Group" means EnPro and the Contributed Subsidiaries, including all successors to each of those Persons.

                  "EnPro Group Liabilities" means the following and only the following obligations and Liabilities of any and all members of the EnPro Group:

                  - Liabilities of, associated with, arising from or relating primarily to the ownership, use, possession, operation or conduct of the EnPro Business or the assets, business or operations of the EnPro Group prior to, on or after the Distribution Date;

                  - all other Liabilities of the EnPro Group under this Agreement, any Transfer Document or any Ancillary Agreement, including the EnPro Litigation;

                  - all Liabilities that would be reflected as liabilities or obligations on a consolidated balance sheet or reflected as contingencies with respect to such a consolidated balance sheet relating to the EnPro Business after giving effect to the Aerospace Distribution and the Distribution;

                  - all Liabilities associated with the information in the Information Statement and the Form 10 provided by EnPro pursuant to the Side Letter; and

                  - all Liabilities arising from or out of a breach by any member of the EnPro Group of its obligations under this Agreement, any Ancillary Agreement or any Transfer Document.

but does not include (x) Liabilities for Taxes (which will be governed by the Tax Matters Arrangements), (y) Liabilities specifically addressed in the Employee Matters Agreement and the TIDES Indemnification Agreement and (z) any and all Goodrich Group Liabilities.

                  "EnPro Indemnifiable Liabilities" has the meaning set forth in
Section 5.01.

                  "EnPro Indemnitees" has the meaning set forth in Section 5.02.

                  "EnPro Litigation" means the litigation identified as such on
Schedule 1.02 and any additional Actions brought in connection therewith.

                  "EnPro Released Parties" has the meaning set forth in
Section 6.01(b).

                  "Escrow Agent" means The Bank of New York.

                  "Escrow Agreement" means the Escrow Agreement entered into on the Distribution Date among Coltec, GPEC and the Escrow Agent, attached hereto as Annex G.

                  "Escrow Property" has the meaning set forth in Section 4.01(g)(i).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excess" has the meaning set forth in Section 4.01(b)(iii).

                  "Finally Determined" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Article 7 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, released, discharged, barred or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action, threatened Action or other matter) is subject to no further appeal, vacatur proceeding or discretionary review.

                  "Form 10" means the registration statement on Form 10 filed by EnPro with the Commission to effect the registration of the EnPro Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

                  "Goodrich" has the meaning set forth in the preamble.

                  "Goodrich Business" means the businesses conducted by the Goodrich Group at any time prior to or on the Distribution Date, including businesses that have been discontinued, sold, transferred or otherwise disposed of by a member of the Goodrich Group, but in each case excluding the EnPro Business.

                  "Goodrich Common Stock" means the common stock, par value $5.00 per share, of Goodrich.

                  "Goodrich/EnPro Plan of Reorganization" has the meaning set forth in the recitals.

                  "Goodrich Group" means Goodrich and its direct and indirect Subsidiaries, including all successors to each of those Persons, other than the EnPro Group.

                  "Goodrich Group Liabilities" means the following and only the following obligations and Liabilities of any and all members of the Goodrich
Group:

                  - Liabilities of, associated with, arising from or relating primarily to the ownership, use, possession, operation or conduct of the Goodrich Business or the assets, business or operations of the Goodrich Group prior to, on or after the Distribution Date;

                  - all other Liabilities of Goodrich under this Agreement, any Transfer Document or any Ancillary Agreement, including the Goodrich Litigation;

                  - all Liabilities that would be reflected as liabilities or obligations on a consolidated balance sheet or reflected as contingencies with respect to such a consolidated balance sheet relating to the Goodrich Business after giving effect to the Aerospace Distribution and the Distribution;

                  - all Liabilities associated with the information in the Information Statement and the Form 10 provided by Goodrich pursuant to the Side Letter; and

                  - all Liabilities arising from or out of a breach by any member of the Goodrich Group of its obligations under this Agreement, any Ancillary Agreement or any Transfer Document.

but does not include (x) Liabilities for Taxes (which are governed by the Tax Matters Arrangements), (y) Liabilities specifically addressed in the Employee Matters Agreement and the TIDES Indemnification Agreement and (z) any and all EnPro Group Liabilities.

                  "Goodrich Indemnifiable Liabilities" has the meaning set forth in Section 5.02.

                  "Goodrich Indemnitees" has the meaning set forth in
Section 5.01.

                  "Goodrich Litigation" means the litigation identified as such on Schedule 1.03 and any additional Actions brought in connection therewith.

                  "Goodrich Released Parties" has the meaning set forth in
Section 6.01(a).

                  "Goodrich Shareholders" means the holders of Goodrich Common Stock of record as of the Record Date.

                  "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

                  "GPEC" means Goodrich Pump and Engine Control Systems, Inc., a Delaware corporation.

                  "GPEC Common Stock" means the common stock, par value $1.00 per share, of GPEC.

                  "Group" means, as the context requires, the EnPro Group or the Goodrich Group.

                  "Indemnified Party" has the meaning set forth in Section 5.03(a).

                  "Indemnifying Party" has the meaning set forth in Section 5.03(a).

                  "Information Statement" has the meaning set forth in Section 2.01(a).

                  "Law" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

                  "Liability" or "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, bonds, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, doings, omissions, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated

Actions), order or consent decree of any Governmental Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, any Transfer Document or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  "Net Other Liabilities/Assets" has the meaning set forth in
Section 4.01(c)(i).

                  "Net Other Liabilities/Assets Statement" has the meaning set forth in Section 4.01(c)(i).

                  "Net Receivables" has the meaning set forth in Section 4.01(b)(i).

                  "Net Trade Receivables/Payables Statement" has the meaning set forth in Section 4.01(b)(i).

                  "NTR/P Option" has the meaning set forth in Section 4.01(b)(iii).

                  "NYSE" means The New York Stock Exchange.

                  "OL/A Option" has the meaning set forth in Section
4.01(c)(iii).

                  "Opening Adjustment" means the sum of (a) $3,045,000 (representing the May 2002 Fairbanks Morse engine purchase) and (b) $1,575,000 (representing the bank fees paid in May 2002).

                  "Opening Cash Target" means $50,000,000, reduced by the amount of the Opening Adjustment.

                  "Person" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, unless another definition is specifically provided for herein, in which instance such other definition shall control only in the context in which it is used.

                  "Record Date" means May 28, 2002, which is the date used for determining the Goodrich Shareholders entitled to receive the EnPro Common Stock to be issued in the Distribution.

                  "Shortfall" has the meaning set forth in Section 4.01(c)(iii).

                  "Side Letter" has the meaning set forth in Section 5.05(b).

                  "Statements" has the meaning set forth in Section 4.01(e)(i).

                  "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power and ability to control, that Person.

                  "Taxes" has the meaning set forth in the Tax Matters Arrangements.

                  "Tax Matters Arrangements" means the Tax Matters Arrangements entered into on the Distribution Date between Goodrich and EnPro, attached hereto as Annex H.

                  "TIDES" means the $150 million liquidation value of 5 1/4% Convertible Preferred Securities - Term Income Deferred Equity Securities issued by Coltec Capital Trust.

                  "TIDES Indemnification Agreement" means the TIDES Indemnification Agreement entered into on the Distribution Date among EnPro, Goodrich, Coltec and Coltec Capital Trust, attached hereto as Annex I.

                  "Transfer" means assign, contribute, convey, transfer and deliver.

                  "Transfer Documents" means all agreements, certificates, deeds, instruments, assignments and other written arrangements, including the Aerospace Contribution Agreements, the EnPro Contribution Agreement, the Coltec/GPEC Plan of Reorganization and the Goodrich/EnPro Plan of Reorganization, relating to the corporate restructuring that, among other things, will (i) transfer Coltec Aerospace from Coltec to Goodrich through a series of transactions that will culminate in the Aerospace Distribution on the Aerospace Distribution Date and (ii) effect the EnPro Contribution.

                  "Transition Services Agreement" means the Transition Services Agreement entered into on the Distribution Date between Goodrich and EnPro, attached hereto as Annex J.

                                   ARTICLE 2

        CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION; THE DISTRIBUTION

         Section 2.01 Cooperation Prior to the Distribution. Prior to the Distribution Date:

                  (a) Goodrich, EnPro and Coltec shall prepare, and EnPro shall file with the Commission, the Form 10, which shall include an information statement (the "INFORMATION STATEMENT") that will describe the Distribution and EnPro and will substantially comply with Regulation 14C under the Exchange Act. Goodrich and EnPro shall use their reasonable efforts to cause the Form 10 to become effective under the Exchange Act as promptly as reasonably practicable. As promptly as reasonably practicable after the Form 10 has become effective, Goodrich shall mail the Information Statement to the Goodrich Shareholders.

                  (b) Goodrich and EnPro shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are necessary, advisable or appropriate to reflect the establishment of, or amendments to, any employee benefit or other plans of Goodrich or EnPro contemplated by any Ancillary Agreement or otherwise necessary, advisable or appropriate in connection with the Distribution.

                  (c) Goodrich and EnPro shall take all such action as may be necessary, advisable or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement, the Transfer Documents and the Ancillary Agreements.

                  (d) Goodrich and EnPro shall prepare, and EnPro shall file and seek to make effective, an original listing application to permit the listing of the EnPro Common Stock on the NYSE.

                  (e) Coltec shall use its reasonable efforts, both prior to and after the Aerospace Distribution Date, to duly and validly Transfer all transferable licenses, permits and authorizations issued by any Governmental Entity that relate to Coltec Aerospace but that are held in the name of Coltec or any other member of the EnPro Group or any of their respective employees, officers, directors, shareholders, agents or otherwise, on behalf of Coltec or any other member of the EnPro Group, to GPEC (or another member of the Goodrich Group designated by Goodrich). In the event any such Transfer cannot be effected prior to the Aerospace Distribution Date, Coltec shall, to the extent permitted by Law, allow GPEC, or the relevant member of the Goodrich Group, to operate under such licenses, permits or authorizations until such Transfer can be effected.

                  (f) Goodrich shall use its reasonable efforts, both prior to and after the Distribution Date, to duly and validly Transfer all transferable licenses, permits and authorizations issued by any Governmental Entity that relate to the EnPro Business but that are held in the name of Goodrich or any other member of the Goodrich Group or any of their respective employees, officers, directors, shareholders, agents or otherwise, on behalf of Goodrich or any other member of the Goodrich Group, to EnPro (or another member of the EnPro Group designated by EnPro). In the event any such Transfer cannot be effected prior to the Distribution Date, Goodrich shall, to the extent permitted by Law, allow EnPro, or the relevant member of the EnPro Group, to operate under such licenses, permits or authorizations until such Transfer can be effected.

                  (g) Goodrich and EnPro shall cooperate prior to, on and after the Distribution Date to identify any product licenses or technology licenses that are (i) in the name of one or more members of one Group but used solely by the other Group and (ii) in the name of one or more members of one Group but used jointly with the other Group. With respect to the licenses described in (i) above, the Group holding such license shall Transfer such license to the other Group as soon as reasonably practicable and shall grant access, subcontract or provide such other benefits as may be necessary so that the other Group may continue to use the relevant products or technology after the Distribution Date until such Transfer can be effected. With respect to the licenses described in (ii) above, the Group holding such license shall, as soon as reasonably practicable, negotiate and enter into a commercially based fair market value license agreement with the other Group and shall grant access, subcontract or provide such other benefits as may be necessary so that the other Group may continue to use the relevant products or technology after the Distribution Date until such agreement becomes effective. In either case, the Group using the products or technology will bear any expenses incurred as a result of the use of the products or technology, including expenses incurred in connection with the granting of access, subcontracting or provision of other benefits under this Section 2.01(g).

         Section 2.02      Board Actions.

                  (a) Coltec's Board of Directors shall establish, or delegate authority to establish, (i) the Aerospace Distribution Date, which shall be the record date for the Aerospace Distribution and (ii) any appropriate procedures in connection with the Aerospace Distribution.

                  (b) Goodrich's Board of Directors shall establish, or delegate authority to establish, (i) the Record Date and the Distribution Date and (ii) any appropriate procedures in connection with the EnPro Contribution and the Distribution.

                  (c) EnPro's Board of Directors shall approve the EnPro Contribution.

         Section 2.03      Conditions Precedent.

                  (a) The obligation of Coltec to consummate the Aerospace Distribution is subject to the following conditions, any of which may be waived by Coltec in its sole and absolute discretion, except to the extent the satisfaction of such condition is required by Law in connection with the Aerospace Distribution:

                           (i) all material regulatory approvals necessary to consummate the Aerospace Distribution shall have been received and shall be in full force and effect;

                           (ii)     no order, preliminary or permanent
         injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Aerospace Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents consummation of the Aerospace Distribution;

                           (iii) the Coltec Board of Directors shall have approved the Aerospace Distribution;

                           (iv) Coltec shall have received an opinion of tax counsel to the effect that the Aerospace Distribution will be tax-free to Coltec and its sole shareholder for federal income tax purposes, in form and substance satisfactory to Coltec in its sole discretion; and

                           (v) each Transfer Document and the TIDES Indemnification Agreement shall have been duly executed and delivered by the parties thereto.

                  (b) The obligation of Goodrich to consummate the Distribution is subject to the following conditions, any of which may be waived by Goodrich in its sole and absolute discretion, except to the extent the satisfaction of such condition is required by Law in connection with the
Distribution:

                           (i) the Form 10 shall have become effective under the Exchange Act, and there shall be no stop order in effect with respect thereto, and the Information Statement shall have been mailed to all Goodrich Shareholders;

                           (ii) the EnPro Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

                           (iii) all material regulatory approvals necessary to consummate the Distribution shall have been received and shall be in full force and effect;

                           (iv)     no order, preliminary or permanent
         injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents consummation of the Distribution;

                           (v) the Goodrich Board of Directors shall have approved the Distribution and shall have deemed there to be no other events or developments that shall have occurred that would result in the Distribution having an adverse effect on Goodrich or Goodrich's Shareholders;

                           (vi) Goodrich shall have received an opinion of tax counsel to the effect that the Distribution will be tax-free to Goodrich and Goodrich Shareholders (except with respect to cash received in lieu of fractional shares) for federal income tax purposes, in form and substance satisfactory to Goodrich in its sole discretion;

                           (vii) each Ancillary Agreement shall have been duly executed and delivered by the parties thereto;

                           (viii) Coltec Aerospace shall have been transferred by Coltec to Goodrich on the Aerospace Distribution Date, pursuant to the Transfer Documents;

                           (ix) the EnPro Contribution shall have been consummated; and

                           (x) the Escrow Agreement shall have been duly executed and delivered by the parties thereto.

         Section 2.04      The Aerospace Distribution.

                  (a) Subject to the terms and conditions of this Agreement and applicable Law, on the Aerospace Distribution Date Goodrich shall be entitled to receive in the Aerospace Distribution all of the outstanding shares of GPEC Common Stock.

                  (b) On the Aerospace Distribution Date, Coltec will deliver one or more stock certificates representing all of the outstanding shares of GPEC owned by Coltec and duly executed stock powers evidencing the transfer of ownership from Coltec to Goodrich of all of the outstanding GPEC Common Stock. All such shares of GPEC Common Stock shall be fully paid, nonassessable and free of preemptive rights.

         Section 2.05 The EnPro Contribution. After the Aerospace Distribution Date and before the Distribution Date, Goodrich and EnPro shall effect the EnPro Contribution pursuant to the EnPro Contribution Agreement.

         Section 2.06      The Distribution.

                  (a) Subject to the terms and conditions of this Agreement and applicable Law, each holder of Goodrich Common Stock on the Record Date, other than Goodrich, (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution one share of EnPro Common Stock for every five shares of Goodrich Common Stock held by that shareholder on the Record Date.

                  (b) On the Distribution Date, Goodrich will deliver to the Distribution Agent a global certificate representing the aggregate number of shares of EnPro Common Stock to be distributed to Goodrich Shareholders, other than Goodrich, in the Distribution, which number will be certified by the Distribution Agent. Such certificate shall be registered in the name of the Distribution Agent as agent for the Goodrich Shareholders. As soon as practicable following the Distribution Time, the Distribution Agent will deliver to Goodrich Shareholders stock certificates representing shares of EnPro Common Stock. All such distributed shares of EnPro Common Stock shall be fully paid, nonassessable and free of preemptive rights. Shares of EnPro Common Stock represented by the global certificate in excess of the final number of shares to be distributed to Goodrich Shareholders will be canceled.

         Section 2.07 Fractional Shares. No certificates representing fractional shares of EnPro Common Stock will be distributed in the Distribution. Goodrich will direct the Distribution Agent to determine the number of whole shares and fractional shares of EnPro Common Stock allocable to each Goodrich Shareholder. Upon the determination by the Distribution Agent of the number of fractional shares of EnPro Common Stock, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then-prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share of EnPro Common Stock, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amounts required, if any, to be withheld for United States federal income tax purposes, and to repay expenses reasonably incurred by the Distribution Agent in connection with such sale.

                                   ARTICLE 3

                              ACCESS TO INFORMATION

         Section 3.01 Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement, any Transfer Document or any Ancillary Agreement, and subject to normal corporate document retention policies that permit destruction of documents, prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, books, records, computer data and other data (including minute books, stock registers, stock certificates and documents of title) (collectively, "CORPORATE RECORDS") in its possession relating primarily to the other Group or its businesses, operations or properties (after giving effect to the transactions contemplated hereby and the Transfer Documents); provided, however, that if any such Corporate Records relate to both Groups or the businesses, operations or properties of both Groups, each such Group shall provide to the other Group true and complete copies of such Corporate Records. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement or any Transfer Document.

         Section 3.02 Access to Information. From and after the Distribution Date, each Group shall afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all personnel and Corporate Records in such Group's possession relating to the other Group or the businesses, operations or properties of the other Group (after giving effect to the transactions contemplated hereby and by the Transfer Documents) (other than data and information subject to (i) an attorney-client or other privilege that is not specifically subject to the provisions of this Article 3 or (ii) in the case of any joint-defense arrangements between a member or members of one Group and a member or members of the other Group, the access provisions of the relevant joint-defense agreement), insofar as such access is reasonably required by such other Group, including for audit, accounting, litigation, regulatory compliance, disclosure or reporting purposes.

         Section 3.03 Litigation Cooperation. From and after the Distribution Date:

                  (a) Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's businesses, operations or properties in which the requesting party may from time to time be involved and to the extent that there is no conflict in the Action or threatened Action between the requesting Group and itself.

                  (b) Each Group shall promptly notify the other Group hereto, upon its receipt or the receipt by any of its members, of a request or requirement (by written questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) that relates to the businesses, operations or properties of the other Group reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person. In addition to complying with the applicable provisions of Section 3.06, each Group shall assert and maintain, or cause its members to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure that may be required on such protective terms as may be appropriate. Neither Group may voluntarily waive, undermine or fail to take any action reasonably necessary to preserve an applicable privilege without the prior written consent of the affected party (or any affected Group member or Affiliates of any such party).

         Section 3.04 Reimbursement. Except to the extent that any member of a Group is obligated to indemnify any member of the other Group under
Article 5 for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with its cooperation under Section 3.01, Section 3.02 or Section 3.03, will be entitled to receive from the recipient thereof, upon the presentation of reasonably detailed invoices therefor, payment for all out-of-pocket costs and expenses that may reasonably be incurred in providing such information, witnesses or cooperation.

         Section 3.05 Treatment of Records. Except as otherwise required by Law or agreed to in writing, upon compliance with the requirements set forth in Section 3.01, each of Goodrich and EnPro shall, and shall cause the members of its respective Group to return any photocopies or similar reproductions of all Corporate Records provided by, or relating primarily to, the other Group or its businesses, operations or properties (after giving effect to the Distribution) to the other Group. Any Corporate Records received by any member of a Group after the Distribution Date and relating primarily to the other Group or its businesses, operations or properties shall promptly be provided to such other Group in accordance with the procedures set forth in Section 3.01 and this
Section 3.05. Notwithstanding the foregoing, there shall be no requirement for Goodrich or EnPro, or any members of their respective Groups, to destroy or otherwise dispose of any Corporate Records (or photocopies or similar reproductions thereof) to the extent that such Corporate Records relate to its respective businesses, operations or properties (after giving effect to the Distribution).

         Section 3.06 Preservation of Privilege. Goodrich and EnPro recognize that in preparation for and as a consequence of the transactions contemplated by this Agreement, the Ancillary Agreements and the Transfer Documents, they may have common interests in the defense of certain pending or threatened Actions that may necessitate the exchange between Goodrich and EnPro or their counsel of documents or other information that is subject to the attorney-client privilege, the work product doctrine or other legally recognized privileges, protections or immunities from discovery. Each of Goodrich and EnPro agree to take in addition to, and not in limitation of, its obligations under
Section 3.03(b) all reasonable efforts to protect and maintain, and to cause its Affiliates to protect and maintain, any applicable claim to privilege, immunity, protection or confidentiality in order to protect such documents and other information from disclosure or use of which the affected party (or any of its Affiliates) does not approve. In addition to, and not in limitation of, its obligations under Section 3.03(b) and without limiting the generality of the foregoing, neither Goodrich nor EnPro nor their respective Affiliates may voluntarily waive or undermine, or fail to defend in a commercially reasonable manner, any privilege or protection or take or fail to take any other commercially reasonable action (a) that could result in the disclosure of any common-interest or joint-defense materials to any Person that is neither a party to this Agreement nor an Affiliate of any such party or (b) that would have the effect of waiving or undermining such privilege or protection, in either case, without the prior written consent of the affected party and any affected Affiliate of such affected party.

         Section 3.07 Confidentiality. Except as may be more specifically addressed in any Ancillary Agreement or Transfer Document, each party shall hold and shall cause its consultants and advisors and the members of its Group to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law or applicable requirements of any national stock exchange or inter-dealer automated quotation system on which the securities of such party or any of its Affiliates are traded, all information known to be confidential or proprietary (other than any such information relating solely to the businesses, operations or properties of such party) concerning the other Group furnished it by such other Group or its representatives pursuant to this

Agreement, any Transfer Document or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) previously known by the receiving party, (ii) in the public domain through no fault of the receiving party, (iii) independently developed by the receiving party or (iv) disclosed to the receiving party by a third party without violation of an obligation of confidentiality known to the receiving party) and each party shall not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 3.07. Each party shall exercise the same care to hold confidential information concerning or supplied by the other party as it takes to preserve confidentiality for its own similar information.

         Section 3.08 Notice Preceding Compelled Disclosure. If either Group is legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process, to disclose any information which relates to the other Group, such Group will promptly notify the other Group to permit it to seek a protective order or take other appropriate action. The Group will also cooperate in all reasonable efforts by the other Group to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the information. If, in the absence of a protective order, either Group is compelled to disclose information as a matter of law (including as a matter of federal or state securities law) or pursuant to the rules and policies of any national securities exchange on which any securities of any member of either Group are listed for trading, such Group may disclose only that part of the information as is required by law to be disclosed (in which case, prior to such disclosure, such Group will advise and consult with the other Group, such Group and its counsel as to such disclosure and the nature and wording of such disclosure), and, to the extent practical in the circumstances, such Group will use its reasonable best efforts to obtain confidential treatment for any information so disclosed.

                                   ARTICLE 4

                            CERTAIN OTHER AGREEMENTS

         Section 4.01      Post-Distribution Adjustments.

                  (a)      Cash Adjustment.

                           (i) Within 30 days following the Distribution Date, EnPro shall prepare and submit to Goodrich a statement (the "CASH STATEMENT"), based on the consolidated balance sheet of EnPro as of the Distribution Date (after giving effect to the Distribution). The Cash Statement shall set forth in reasonable detail the amount of cash and cash equivalents (the "CASH") of the EnPro Group, on a consolidated basis, as of the Distribution Date (after giving effect to the Distribution). For purposes of the Cash Statement, Cash will (A) include the amounts of any checks of the EnPro Group that are issued but uncleared as of the Distribution Time, to the extent that the amount of such checks exceeds $2,000,000 in the aggregate, and (B) exclude any lockbox receipts received by the EnPro Group after the Distribution Time.

                           (ii) Within ten days following receipt by Goodrich of the Cash Statement, Goodrich shall notify EnPro if it agrees with EnPro's calculation of Cash or, if Goodrich does not agree with EnPro's calculation of Cash, of the amount of Cash as determined by the Controller of Goodrich. Any such determination made by the Controller of Goodrich shall be conclusive absent manifest error.

                           (iii) If, upon completion of the Cash Statement and the final determination of the Cash pursuant to Section 4.01(a)(ii), (A) the Cash is less than the Opening Cash Target, Goodrich shall owe to EnPro the amount of such deficit, or (B) the Cash is greater than the Opening Cash Target, EnPro shall owe to Goodrich the amount of such excess, in each case such amount payable pursuant to
         Section 4.01(g).

                  (b)      Net Trade Receivables/Payables Adjustment.

                           (i) Within 30 days following the Distribution Date, Goodrich shall prepare and submit to EnPro a statement (the "NET TRADE RECEIVABLES/PAYABLES STATEMENT"), based on the consolidated balance sheet of the Engineered Industrial Products operating businesses (as shown by the Hyperion entity "IND_SPCO") (the "EIP BUSINESSES") as of the Distribution Date (after giving effect to the Distribution). The Net Trade Receivables/Payables Statement shall set forth the value of trade receivables as recorded in Hyperion Account "AR_NET" less the value of trade payables as recorded in Hyperion Account "ACCTS_PAY" of the EIP Businesses, on a consolidated basis, as of the Distribution Date (after giving effect to the Distribution) (the "NET RECEIVABLES").

                           (ii) Within ten days following receipt by EnPro of the Net Trade Receivables/Payables Statement, EnPro shall notify Goodrich if it agrees with Goodrich's calculation of Net Receivables or, if EnPro does not agree with Goodrich's calculation of Net Receivables, of the amount of Net Receivables as determined by the Chief Financial Officer of EnPro. Final determination of the amount of Net Receivables will be made by the Controller of Goodrich and any such determination shall be conclusive absent manifest error.

                           (iii) If, upon completion of the Net Trade Receivables/Payables Statement and the final determination of the Net Receivables pursuant to Section 4.01(b)(ii), the Net Receivables exceeds $55,800,000, Goodrich shall have the right, but not the obligation (the "NTR/P OPTION"), to require EnPro to pay to Goodrich the amount by which the Net Receivables exceeds $55,800,000 (the "EXCESS"). Within ten days following final determination of the Net Receivables pursuant to Section 4.01(b)(ii), Goodrich will provide notice to EnPro setting forth whether Goodrich will exercise its NTR/P Option and the amount of the Excess Goodrich will require EnPro to owe to Goodrich, such amount payable pursuant to Section 4.01(g).

                  (c)      Other Liabilities/Assets Adjustment.

                           (i) Within 30 days following the Distribution Date, Goodrich shall prepare and submit to EnPro a statement (the "NET OTHER LIABILITIES/ASSETS STATEMENT"), based on the consolidated balance sheet of the EIP Businesses as of the Distribution Date (after giving effect to the Distribution). The Net Other Liabilities/Assets Statement shall set forth the value of accrued expenses plus other non-current liabilities as recorded in Hyperion Accounts "ACC_EXP" and "OTHER_NC", respectively, less the value of other non-current assets as recorded in Hyperion Account "OTH_ASSETS" of the EIP

         Businesses, on a consolidated basis, as of the Distribution Date (after giving effect to the Distribution) (the "NET OTHER
         LIABILITIES/ASSETS").

                           (ii) Within ten days following receipt by EnPro of the Net Other Liabilities/Assets Statement, EnPro shall notify Goodrich if it agrees with Goodrich's calculation of Net Other Liabilities/Assets or, if EnPro does not agree with Goodrich's calculation of Net Other Liabilities/Assets, of the amount of Net Other Liabilities/Assets as determined by the Chief Financial Officer of EnPro. Final determination of the amount of Net Other Liabilities/Assets will be made by the Controller of Goodrich and any such determination shall be conclusive absent manifest error.

                           (iii) If, upon completion of the Net Other Liabilities/Assets Statement and the final determination of the Net Other Liabilities/Assets pursuant to Section 4.01(c)(ii), the Net Other Liabilities/Assets are less than $51,000,000, Goodrich shall have the right, but not the obligation (the "OL/A OPTION") to require EnPro to pay to Goodrich the amount by which the Net Other Liabilities/Assets is less than $51,000,000 (the "SHORTFALL"). Within ten days following the final determination of the Net Other Liabilities/Assets pursuant to
         Section 4.01(c)(ii), Goodrich will provide notice to EnPro setting forth whether Goodrich will exercise its OL/A Option and the amount of the Shortfall Goodrich will require EnPro to owe to Goodrich, such amount payable pursuant to Section 4.01(g).

                  (d)      Asbestos Payments Adjustment.

                           (i) Within 45 days following the Distribution Date, EnPro shall prepare and submit to Goodrich a statement (the "ASBESTOS PAYMENTS STATEMENT"). The Asbestos Payments Statement shall set forth in reasonable detail the total amount of payments (the "ASBESTOS PAYMENTS") made by any member of the EnPro Group to any third party from January 1, 2002 through the Distribution Date related to asbestos indemnity, defense and administration.

                           (ii) Within ten days following receipt by Goodrich of the Asbestos Payments Statement, Goodrich shall notify EnPro if it agrees with EnPro's calculation of the Asbestos Payments or, if Goodrich does not agree with EnPro's calculation of the Asbestos Payments, of the amount of Asbestos Payments as determined by the Controller of Goodrich. Any such determination made by the Controller of Goodrich shall be conclusive absent manifest error.

                           (iii) If, upon completion of the Asbestos Payments Statement and the final determination of the Asbestos Payments pursuant to Section 4.01(d)(ii), the Asbestos Payments exceed $74,000,000, Goodrich shall have the right, but not the obligation (the "AP OPTION"), to require EnPro to pay to Goodrich the amount by which the Asbestos Payments exceed $74,000,000 (the "AP EXCESS"). Within ten days following final determination of the Asbestos Payments pursuant to
         Section 4.01(d)(ii), Goodrich will provide notice to EnPro setting forth whether Goodrich will exercise its AP Option and the amount of the AP Excess Goodrich will require EnPro to owe to Goodrich, such amount payable pursuant to Section 4.01(g).

                  (e)      General.

                           (i) During the periods the Cash Statement and the Asbestos Payments Statement (collectively, the "STATEMENTS") are being prepared, Goodrich shall have the right to oversee the preparation of the Statements and to participate in the preparation of the Statements. During the period the Net Trade Receivables/Payables Statement and the Net Other Liabilities/Assets Statement is being prepared, EnPro shall have the right to participate in the preparation of these statements.

                           (ii) Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Statements, the Net Trade Receivables/Payables Statement and the Net Other
         Liabilities/Assets Statement.

                           (iii) Except as otherwise provided in Section 4.01(a)(i)(A) hereof, (a) the Statements shall be prepared in accordance with Coltec's Prior Accounting Practices and Policies, and
         (b) any calculations by the Controller of Goodrich shall be made in good faith in accordance with Coltec's Prior Accounting Practices and Policies.

                  (f) Characterization of Payments. Notwithstanding that this Section 4.01 provides for payments to be made by EnPro to Goodrich, the actual payment obligation is an obligation of Coltec to GPEC, and such payments shall be made in accordance with Section 4.01(g). It is the intention of the parties to this Agreement that such payments be treated as relating back to the pre-Distribution transactions between Coltec and GPEC as adjustments to capital (i.e., capital contributions to GPEC). The parties shall not take any position inconsistent with such intention before any taxing authority, except to the extent that a final determination (as defined in section 1313 of the Code) causes any such payment not to be so treated.

                  (g)      Provisions for Payment.

                           (i) Upon execution of this Agreement, Coltec shall deposit $9,000,000 (the "ESCROW PROPERTY") in an account to be held and administered by the Escrow Agent pursuant to the terms of the Escrow Agreement.

                           (ii) When either party is entitled to payment from the other under this Section 4.01, such amount shall be payable from the Escrow Property pursuant to the terms of the Escrow Agreement. If the Escrow Property is depleted, the party to be paid shall recover any amounts directly from the party who is obligated to pay and such amounts (A) shall be paid within five Business Days following (x) the date the Controller of Goodrich finally determines the amount to be paid pursuant to Section 4.01(a) or, (y) the date notice is provided by Goodrich that it will exercise its option pursuant to Section 4.01(b),
         Section 4.01(c) or Section 4.01(d), (B) shall be paid by wire transfer in immediately available funds to an account designated by the payee, and (C) if paid after June 1, 2002, shall include interest on such amount at the rate of one percent per month, compounded daily from June 1, 2002 until the payment date.

                  (h)      Payments by Goodrich to EnPro.

                           (i)      Any payment by Goodrich to EnPro under
         Section 4.01(a) shall be netted against any payments due to Goodrich from EnPro under Section 4.01(b), Section 4.01(c) and Section 4.01(d).

                           (ii)     Notwithstanding any other provision of this
         Section 4.01, the net payment from Goodrich to EnPro under Section 4.01(h)(i) shall not exceed (x) ten percent (10%) of the value of EnPro's assets at the Distribution Time on the Distribution Date, less
         (y) the value of any assets of EnPro that are not Coltec Stock or the Promissory Note (as those terms are defined in the Contribution Agreement between Goodrich and EnPro of even date herewith).

         Section 4.02      Intercompany Accounts.

                  (a) Except as otherwise specifically set forth in any Transfer Document or any Ancillary Agreement, all intercompany trade, accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Distribution Time shall be settled and paid in accordance with their terms.

                  (b) On or before the Distribution Date, each of Goodrich and EnPro shall enter into, or, where applicable, shall cause its respective Subsidiary or Subsidiaries to enter into, each Ancillary Agreement.

                  (c) On or before the Distribution Date, each of Goodrich and EnPro shall enter into, or, where applicable, shall cause its respective Subsidiary or Subsidiaries to enter into, each Transfer Document.

         Section 4.03 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of Goodrich, EnPro and Coltec shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, advisable or appropriate under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Transfer Documents, including using its reasonable efforts to obtain any consents and approvals, to enter into all agreements and to make any filings and applications necessary, advisable or appropriate in order to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. Each of Goodrich, EnPro and Coltec agree to enter into and execute such additional documents as may be reasonably necessary, advisable or appropriate to effect the transactions contemplated by this Agreement, any Transfer Document or any Ancillary Agreement; provided, however, that such additional documents shall not diminish any of the rights granted or increase any of the Liabilities of either Group, as set forth in this Agreement, any Transfer Document or any Ancillary Agreement.

         Section 4.04 Payments. If, after the Distribution Time, any party or any member of such party's Group receives payments belonging to another party or any member of such other party's Group, the recipient shall promptly account for and remit said payment (or cause it to be accounted for and remitted) to such other party.

                                   ARTICLE 5

                                 INDEMNIFICATION

         Section 5.01 Exculpation and Indemnification by EnPro. Subject to the provisions of Section 5.03, from and after the Distribution Date, each of EnPro and Coltec, without any further responsibility or liability of, or recourse to, Goodrich, any member of the Goodrich Group, any Affiliate of Goodrich or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees (collectively, the "GOODRICH INDEMNITEES"), shall as between EnPro and Coltec, on the one hand, and the Goodrich Group, on the other hand, absolutely and irrevocably be solely liable and responsible for the EnPro Group Liabilities and shall indemnify, defend, save and hold harmless Goodrich and each of the Goodrich Indemnitees from and against all Damages not actually paid by cash or delivery of products or services by the Indemnified Party prior to the Aerospace Distribution Date and arising out of, associated with or resulting from (i) any EnPro Group Liability and (ii) the breach by EnPro, Coltec or any other member of the EnPro Group of any of its obligations under this Agreement or any Transfer Document (clauses (i) and (ii) are collectively referred to as the "ENPRO INDEMNIFIABLE LIABILITIES"). Neither Goodrich nor any Goodrich Indemnitee shall be liable to EnPro, Coltec, any other member of the EnPro Group or any of their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, customers, end users (including any Persons who came into contact with any product associated with the EnPro Business), representatives, successors, transferees or assignees for any reason whatsoever on account of any EnPro Indemnifiable Liabilities. Notwithstanding the foregoing, Goodrich shall remain liable to EnPro and Coltec for any breach by Goodrich or any member of the Goodrich Group of any of its or their obligations under this Agreement.

         Section 5.02 Exculpation and Indemnification by Goodrich. Subject to the provisions of Section 5.03, from and after the Distribution Date, Goodrich, without any further responsibility or liability of, or recourse to, EnPro, any member of the EnPro Group, any Affiliate of EnPro or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees (collectively, the "ENPRO INDEMNITEES"), shall as between Goodrich and the EnPro Group absolutely and irrevocably be solely liable and responsible for the Goodrich Group Liabilities and shall indemnify, defend, save and hold harmless EnPro and each of the EnPro Indemnitees from and against all Damages not actually paid by cash or delivery of products or services by the Indemnified Party prior to the Aerospace Distribution Date and arising out of, associated with or resulting from (i) any Goodrich Group Liability and (ii) the breach by Goodrich or any member of the Goodrich Group of any of its obligations under this Agreement or any Transfer Document (clauses (i) and (ii) are collectively referred to as the "GOODRICH INDEMNIFIABLE LIABILITIES"). Neither EnPro nor any of the other EnPro Indemnitees shall be liable to Goodrich, any member of the Goodrich Group or any of their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, customers, end users (including any Persons who come in contact with any product associated with the Goodrich Business), representatives, successors, transferees or assignees for any reason whatsoever on account of any Goodrich Indemnifiable Liabilities. Notwithstanding the foregoing, EnPro shall remain liable to Goodrich for any breach by EnPro or any member of the EnPro Group of any of its or their obligations under this Agreement.

         Section 5.03      Third Party Claims; Notice and Payment of Claims.

                  (a) (i) If either a party to this Agreement or any Person entitled to a defense or indemnification under this Agreement (an "INDEMNIFIED PARTY") determines that it is or may be entitled to a defense or indemnification by Goodrich, on the one hand, or EnPro or Coltec, on the other hand, as the case may be (the "INDEMNIFYING PARTY"), under this Agreement:

                           (A) the Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense or indemnification, the nature of the claim, and, if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified; and

                           (B) the Indemnifying Party shall deliver to the Indemnified Party promptly after receipt of the notice requesting indemnification a written notice stating that the Indemnifying Party intends to (x) assume the defense of such litigation or claim (subject to Section 5.04(a)); (y) pay the claim in immediately available funds; or (z) object or reserve its rights with respect to the demand for a defense or indemnification.

                           (ii) If the amount for which the Indemnifying Party may be liable is not known or reasonably determinable at the time of such notice, the Indemnified Party shall deliver to the Indemnifying Party a further notice specifying the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified as soon as reasonably practicable after such amount is known or reasonably determinable and the Indemnifying Party shall have a further opportunity to take action as set forth above. Nothing in this section shall be interpreted to abrogate or delay a party's obligation to provide the other with a defense under this Agreement.

                           (iii) The failure by an Indemnified Party to promptly notify an Indemnifying Party of a notice and demand for a defense or indemnification shall not relieve the Indemnifying Party of any indemnification or defense responsibility under this Article 5, except to the extent such failure materially prejudices the ability of the Indemnifying Party to defend such claim.

                  (b) Any objection to a claim for a defense or indemnification shall be resolved in accordance with Article 7. Anything in this Article to the contrary notwithstanding, the Indemnifying Party shall not without the Indemnified Party's prior written consent, which shall not be unreasonably withheld, settle or compromise any Action or claim or consent to the entry of any judgment with respect to any Action, claim or proceeding for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability on the Indemnified Party or any restriction on its activities.

                  (c) The amount of any Damages for which an Indemnifying Party must provide indemnification hereunder shall be reduced by any insurance recovery if and when actually realized or received by the Indemnified Party. With regard to any claim which is covered by a third party non-captive insurance policy of the Indemnified Party, the Indemnified Party shall reasonably pursue all rights thereunder. If an Indemnified Party receives an amount under insurance coverage with respect to Damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Article 5, then, subject to subparagraphs (d) and (e) below, such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by the Indemnified Party. The potential availability of insurance coverage to Goodrich or EnPro shall not relieve the Indemnifying Party of its obligations for defense or indemnification hereunder or delay its obligation to defend or pay any sums due hereunder. If an Indemnified Party seeks to resolve an insurance coverage dispute with a third party non-captive insurer by entering into a settlement agreement, including any buyback agreement, that releases the insurer from claims or potential claims under the insurer's policy that, in the absence of insurance coverage, are the responsibility of the Indemnifying Party, the Indemnified Party must obtain the Indemnifying Party's written consent prior to entering the settlement agreement with the insurer. Subject to paragraphs (d) and (e) below, the Indemnifying Party shall be entitled to the portion of such settlement proceeds that relate to the claims or potential claims that are subject to indemnity.

                  (d) If any proceeds under any Goodrich Group captive insurance policy are paid to the EnPro Group with respect to any Damages, such amounts shall be reimbursed to the Goodrich Group by EnPro.

                  (e) If any proceeds from the Coltec Insurance Block are paid to the Goodrich Group with respect to any Damages, such amounts shall be reimbursed to the EnPro Group by Goodrich; provided, however, that the reimbursement of such amounts by Goodrich shall not relieve the Indemnifying Party of its obligations for defense or indemnification with respect to such amounts or delay its obligation to defend or pay such amounts to the Indemnified Party pursuant to this Article 5. The "COLTEC INSURANCE BLOCK" is defined as the general liability insurance policies purchased by Colt Industries Inc, now known as Coltec Industries Inc, that were in place for public and products liability for third party bodily injury and property damage claims (whether primary, umbrella or excess policies) and that were in effect from July 1, 1974 through July 1, 1985.

         Section 5.04      Procedures for Defense of Third-Party Claims.

                  (a) If the Indemnified Party's claim for indemnification is based, under this Agreement, on an Action, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 5.03(b)), the Indemnifying Party shall assume the defense of such third-party claim at the Indemnifying Party's sole cost and expense. Any such defenses shall be conducted by attorneys employed or retained by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate in (but not control) the defense of such claim at its sole cost and expense. Notwithstanding the first sentence of this Section 5.04(a), if (i) the Indemnifying Party does not assume the defense of a claim as provided in this Section 5.04(a), (ii) the nature of any claim presents a conflict of interest between the Indemnified Party and the Indemnifying Party or
(iii) as otherwise provided on Schedule 5.04(a), then the Indemnified Party may assume and control its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection therewith.

                  (b) The Indemnifying Party shall pay to the Indemnified Party in immediately available funds the amounts for which the Indemnified Party is entitled to be indemnified within 30 days after such third-party claim is Finally Determined (or within such longer period as agreed to by the parties). If the Indemnifying Party does not assume the defense of any such third-party claims, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party in respect of the third-party claim under the terms of this Agreement.

         Section 5.05      Specific Indemnification Issues.

                  (a) Notwithstanding anything in this Agreement to the contrary: (i) any claims or demands in connection with the Goodrich Litigation or the EnPro Litigation shall not be deemed to be third-party claims for purposes of this Agreement; (ii) Goodrich, with respect to the Goodrich Litigation, and EnPro, with respect to the EnPro Litigation, shall have the exclusive right to (A) control the defense of such litigation and (B) settle, compromise or discharge such litigation; and (iii) Goodrich, with respect to the EnPro Litigation, and EnPro, with respect to the Goodrich Litigation, shall:
(Y) provide cooperation in litigation pursuant to the terms of Section 3.03; and
(Z) to the extent reasonably requested by Goodrich or EnPro, as the case may be, sign such documents as may be reasonably necessary to effect or assist in the pursuit, defense, settlement, compromise or discharge of such litigation.

                  (b) If the indemnification provided for in this Article 5 is unavailable to an Indemnified Party with respect to a loss for which indemnification would otherwise be required to be provided pursuant to the terms hereof that arises out of or is related to information contained in the Information Statement or Form 10, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, in such proportion as is appropriate to reflect the relative fault of Goodrich, on the one hand, and EnPro, on the other hand. The relative fault of any party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by that party or a member of its Group. Goodrich and EnPro have entered into a letter agreement that sets forth the responsibilities of the parties for the disclosure in the Information Statement and Form 10 (the "SIDE LETTER").

                  (c) With respect to any Liabilities or any Actions arising out of or associated with, or alleged to arise out of or be associated with, an act or omission of any former, current or future officer, director, employee or agent of Goodrich on the one hand, or EnPro or any Contributed Subsidiary on the other hand, prior to the Distribution Date, the respective obligations of Goodrich and EnPro pursuant to this Agreement (including their respective indemnification obligations) shall remain unaffected and in full force and effect, regardless of whether such person was, at the time of such act or omission, an officer, director, employee or agent whose duties related primarily to the Goodrich Business or the EnPro Business, and regardless of whether such Liabilities or Actions are alleged or determined in any judgment, award or decree after trial to arise out of or be associated with such person's negligence, gross negligence, recklessness or intentional conduct or culpability.

                  (d) The parties acknowledge that after the Distribution Date the parties will have negotiated business relationships, which relationships will be described in contracts, agreements and other documents entered into in the normal course of business. Such documents may include agreements by the parties and their Affiliates and Subsidiaries to supply, after the Distribution Date, materials, products and services and to lease facilities, tangible and intangible property. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.

                  (e) Except as otherwise provided herein, in the event an Action is brought by a third party in which the liability as between Goodrich and EnPro is Finally Determined to be joint or in which the entitlement to indemnification hereunder is not readily determinable, the parties shall negotiate in good faith in an effort to agree, as between Goodrich, on the one hand, and EnPro and Coltec, on the other hand, on the proper allocation of liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 5.04, all in accordance with the provisions of, and the principles set forth in, this Agreement. In the absence of any such agreement, such allocation of liability or entitlement to indemnification, and such allocation of costs, shall be subject to ultimate resolution between Goodrich, on the one hand, and EnPro and Coltec, on the other hand, pursuant to Article 7.

                  (f) Certain of the indemnity provisions in this Article 5 relate to obligations undertaken by Coltec and Goodrich in connection with certain transactions between Coltec and GPEC occurring prior to the Aerospace Distribution Date and certain transactions between Goodrich and EnPro occurring prior to the Aerospace Distribution Date. It is the intention of the parties that any payments arising out of such obligations be treated as relating back to such transactions as adjustments to capital (i.e., capital contributions to GPEC or EnPro, as the case may be), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

                                   ARTICLE 6

                                    RELEASES

         Section 6.01      Release of Pre-Distribution Claims.

                  (a) Except as provided in Section 6.01(c)(i), effective as of the Distribution Date, each of EnPro and Coltec does hereby, for itself and each other member of the EnPro Group and their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, shareholders, officers, employees, agents, consultants, representatives or successors of any member of the EnPro Group (in each case, in their respective capacities as such and in a derivative and not personal capacity), remise, fully and forever release and absolutely discharge each of Goodrich, the members of the Goodrich Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, shareholders, officers, employees, agents, consultants, representatives or successors of any member of the Goodrich Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the "GOODRICH RELEASED PARTIES"), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

                  (b) Except as provided in Section 6.01(c)(i), effective as of the Distribution Date, Goodrich does hereby, for itself and each other member of the Goodrich Group and their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, shareholders, officers, employees, agents, consultants, representatives or successors of any member of the Goodrich Group (in each case, in their respective capacities as such and in a derivative and not personal capacity), remise, fully and forever release and absolutely discharge each of EnPro, the members of the EnPro Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, shareholders, officers, employees, agents, consultants, representatives or successors of any member of the EnPro Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the "ENPRO RELEASED PARTIES"), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

                  (c)      Notwithstanding anything to the contrary in
Section 6.01(a) or Section 6.01(b):

                           (i)      Nothing contained in Section 6.01(a) or
         Section 6.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Transfer Document in accordance with its terms. Nothing contained in Section 6.01(a) or
         Section 6.01(b) shall release any Person from:

                           (A) any Liabilities, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under the Transfer Documents or any Ancillary Agreement;

                           (B) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of Article 7 and, if applicable, the appropriate provisions of the Ancillary Agreement; or

                           (C) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.01; provided, however, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect thereto by this Section 6.01 but for the provisions of this clause (C).

                           (ii) Nothing contained in Section 6.01(a) shall release Goodrich from honoring its existing obligations (A) to indemnify any former, current or future director, officer or employee of EnPro who was a director, officer or employee of Goodrich or any Subsidiary of Goodrich on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Goodrich or any former or current Subsidiary of Goodrich and was entitled to such indemnification pursuant to then existing obligations or (B) as a guarantor of the TIDES.

                           (iii) Nothing contained in Section 6.01(b) shall release any member of the EnPro Group from honoring its existing obligations to indemnify any former, current or future director, officer or employee of Goodrich who was a director, officer or employee of any member of the EnPro Group on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving any member of the EnPro Group and was entitled to such indemnification pursuant to then existing obligations.

                  (d) EnPro shall not, and shall not permit any member of the EnPro Group, to make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Goodrich or any member of the Goodrich Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Goodrich shall not, and shall not permit any member of the Goodrich Group, to make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against EnPro or any member of the EnPro Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

                  (e) It is the intent of Goodrich, EnPro and Coltec, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between or among EnPro or any member of the EnPro Group, on the one hand, and Goodrich or any member of the Goodrich Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 6.01(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

                                   ARTICLE 7

                               DISPUTE RESOLUTION

         Section 7.01 Application. Any dispute arising out of or relating to this Agreement (excluding under Section 4.01, which disputes will be resolved in accordance with the terms of such section), including the breach or termination hereof, shall be resolved in accordance with the procedures specified in this Article 7, which shall be the sole and exclusive procedure for the resolution of any such disputes; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary. Despite such action, the parties will continue to participate in good faith in the procedures set forth in this Article 7 and each party is required to continue to perform its obligations under this Agreement, pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. All negotiations between the parties pursuant to this Article 7 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The requirements of this Article 7 shall not be deemed a waiver of any right of termination under this Agreement.

         Section 7.02 Initial Discussions. Any dispute shall be first discussed by an appropriate senior executive officer of each of the parties or his or her designee. Any party may initiate such discussions by giving the other party written notice specifying in detail the nature of the dispute. Within 15 Business Days after delivery of the notice, the receiving party shall submit to the other a written response, which includes a statement of such party's position and a summary of arguments supporting such position. Within ten Business Days (or such other period as agreed upon by the parties) after receipt of such response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored.

         Section 7.03 Appeal to Higher Management. If, in spite of such discussions, no mutually acceptable solution is reached within 30 Business Days after the delivery of one party's written request to the other party to discuss such dispute, any such dispute shall be referred to the respective chief executive officers of the parties.

         Section 7.04 Mediation. If the dispute is not resolved within 30 Business Days (or such other period as agreed upon by the parties) following the submission of the dispute to the chief executive officers, the parties shall attempt to resolve the dispute employing non-binding mediation under the then-current CPR Mediation Procedure. If within ten Business Days (or any other period agreed upon by the parties) after the commencement of such mediation the dispute still has not been resolved, each of the parties may pursue any available legal or equitable remedy.

         Section 7.05 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction sitting in the State of New York, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 7.05 shall be deemed effective service of process on such party.

                                   ARTICLE 8

                                  MISCELLANEOUS

         Section 8.01 Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given (a) when received if personally delivered or sent by facsimile, (b) one Business Day after being sent by nationally recognized overnight delivery service, or (c) five Business Days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (any party by written notice to the other party in the manner prescribed by this section may change the address or the persons to whom notices thereof shall be directed):

                  To Goodrich at:

                           Goodrich Corporation
                           Four Coliseum Centre
                           2730 West Tyvola Road
                           Charlotte, North Carolina  28217
                           Fax: (704) 423-7011
                           Attention: General Counsel

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Fax: (216) 579-0212
                           Attention: David P. Porter, Esq.

                  To EnPro or Coltec at:

                           EnPro Industries, Inc. or Coltec Industries Inc 5605 Carnegie Boulevard, Suite 500
                           Charlotte, North Carolina  28209-4674
                           Fax: (704) 731-1531
                           Attention: General Counsel

                  with a copy to:

                           Robinson, Bradshaw & Hinson P.A.
                           101 North Tryon Street, Suite 1900
                           Charlotte, North Carolina  28246-1900
                           Fax: (704) 378-4000
                           Attention: Stephen M. Lynch, Esq.

         Section 8.02 Interpretation. The headings contained in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." Whenever a reference is made in this Agreement to a "party" or "parties," such reference shall be to a party or parties to this Agreement unless otherwise indicated. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa), wherever appropriate. Whenever a reference is made in this Agreement to an Article, Section, Schedule or Annex, such reference shall be to an Article or Section of, or a Schedule or Annex to, this Agreement unless otherwise indicated. The use of the words "hereof" and "herein" and words of similar import shall refer to this entire Agreement and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise. Each party stipulates and agrees that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other, and that no party, including any drafting party, shall have the benefit of any legal presumption (including "meaning of the authors") or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

         Section 8.03      Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 8.04 Nonexclusive Remedies. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         Section 8.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         Section 8.06 Third-Party Beneficiaries. Nothing contained in this Agreement is intended to nor shall it confer upon any Person or entity, other than the parties hereto and their respective Subsidiaries, successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article 5 shall inure to the benefit of the Goodrich Indemnitees and the EnPro Indemnitees and the provisions of Article 6 shall inure to the benefit of the Goodrich Released Parties and the EnPro Released Parties.

         Section 8.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof.

         Section 8.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Section 8.09 Entire Agreement. This Agreement, the Ancillary Agreements and the Transfer Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Ancillary Agreements and the Transfer Documents has been made or relied upon by any party. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by a Transfer Document or an Ancillary Agreement.

         Section 8.10 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         Section 8.11 Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement may be terminated and the Distribution and the Aerospace Distribution amended, modified or abandoned at any time prior to the Record Date, without penalty or liability, by and in the sole and absolute discretion of Goodrich by written notice to EnPro and Coltec and without the approval of EnPro or Coltec.

         Section 8.12 Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Aerospace Distribution Date and the Distribution Date.

         Section 8.13 Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall pay its own costs and expenses incurred (whether such costs and expenses are incurred prior to, on or after the Distribution Date), except as set forth on Schedule 8.13.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.



                                  GOODRICH CORPORATION



                                  By:      /s/  Terrence G. Linnert
                                     -------------------------------------------
                                     Name:  Terrence G. Linnert
                                     Title: Senior Vice President



                                  ENPRO INDUSTRIES, INC.



                                  By:      /s/  Richard L. Magee
                                     -------------------------------------------
                                     Name:  Richard L. Magee
                                     Title: Senior Vice President, Secretary
                                            and General Counsel



                                  COLTEC INDUSTRIES INC



                                  By:      /s/  John R. Mayo
                                     -------------------------------------------
                                     Name:  John R. Mayo
                                     Title: Assistant Secretary